Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BOSTON COMMUNICATIONS GROUP, INC.

at

$3.60 Net Per Share

by

TEA PARTY ACQUISITION CORP.

a wholly owned subsidiary of

MEGASOFT LIMITED

July 30, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Tea Party Acquisition Corp., a Massachusetts corporation (“Purchaser”) and wholly-owned subsidiary of Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”), is making an offer to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the “Shares”), of Boston Communications Group, Inc., a Massachusetts corporation (the “Company”), at $3.60 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated July 30, 2007, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated July 30, 2007;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 24, 2007, UNLESS THE OFFER IS EXTENDED.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Friday, August 24, 2007.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

TEA PARTY ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF TEA PARTY ACQUISITION CORP. OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.